                                                                    Exhibit 28.1

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 11-K



(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934

For the fiscal year ended October 31, 1995

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________________to____________________

Commission file number 0-14365

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

       ATGI 401(K) PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

       ALPHA TECHNOLOGIES GROUP, INC.
       750 Lexington Avenue
       27th Floor
       New York, New York  10022-1208

REQUIRED INFORMATION

Item 1. The audited statements of financial condition (Statements of Net Assets Available for Benefits) as of October 31, 1995 and 1994 are set forth on page F-3.

Item 2. The audited statements of income and changes in plan equity (Statements of Changes in Net Assets Available for Benefits) for the years ended October 31, 1995 and 1994 are set forth on page F-4.

Item 3. The statements required by Items 1 and 2 were prepared in accordance with the applicable provisions of Article 6A of Regulation S-X (17 CFR 210.6A-01-.6A-05).

Item 4.  Not applicable.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                              ATGI 401(K) PLAN



                              By:    /s/  Steve E. Chupik
                                   ----------------------
                                   Steve E. Chupik
                                   Trustee of the Plan

Date:  April 26, 1996

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Trustees of
ATGI 401(K) PLAN

    We have audited the accompanying statement of net assets available for benefits of ATGI 401(k) Plan as of October 31, 1995 and 1994, and the related statement of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of October 31, 1995 and 1994, and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.



/s/ Melton & Melton, L.L.P.

Houston, Texas
January 12, 1996

                                ATGI 401(K) PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           OCTOBER 31, 1995 AND 1994


                                     ASSETS

                                              1995        1994
                                           ----------  ----------

Investments:
 Alpha Technologies Group, Inc.,
  Common Stock (at market), 93,461 and
  130,959 shares in 1995 and 1994,
  respectively (Notes 2 and 3)             $  946,293  $  654,795

 Connecticut General Life Insurance
  Company (a CIGNA company) accounts
  at contract value: (Notes 2, 3 and 8)
   Guaranteed Short-Term Account               83,261      78,925
   Guaranteed Long-Term Account               854,939     947,934

 Connecticut General Life Insurance
  Company (a CIGNA company) accounts
  at market value: (Notes 2 and 3)
   Stock Market Index Account                 203,908     382,202
   Growth Opportunities Account               617,361     472,366
 Participants' loans                           48,410      81,152
                                           ----------  ----------
    Total investments                       2,754,172   2,617,374
                                           ----------  ----------

Receivables:
 Employer contributions                        29,486      11,216
 Participants' contributions                  100,196      36,042
 Accrued interest and dividends                24,573
                                           ----------  ----------
    Total receivables                         154,255      47,258
                                           ----------  ----------

Cash                                           52,724      11,635
                                           ----------  ----------
    Total assets                            2,961,151   2,676,267
                                           ----------  ----------

                                  LIABILITIES

Due to participants (Note 7)                    6,021
Administrative fees payable                    19,008       2,825
                                           ----------  ----------
    Total liabilities                          25,029       2,825
                                           ----------  ----------

    Net assets available for
     benefits                              $2,936,122  $2,673,442
                                           ==========  ==========

                      (See Notes to Financial Statements)

                                ATGI 401(K) PLAN
                       STATEMENT OF CHANGES IN NET ASSETS
                             AVAILABLE FOR BENEFITS
                 FOR THE YEARS ENDED OCTOBER 31, 1995 AND 1994

                                               1995        1994
                                            ----------  ----------

ADDITIONS TO NET ASSETS:
    Participants' contributions             $  652,966  $  741,136
    Employer contributions                     232,891     165,967
                                            ----------  ----------
                                               885,857     907,103

    Interest and dividend income                48,956      59,683
                                            ----------  ----------
        Total additions                        934,813     966,786
                                            ----------  ----------

DEDUCTIONS FROM NET ASSETS:
    Benefit payments                         1,194,303     602,991
    Nondiscriminatory refunds (Note 7)           6,021
    Administrative expenses                     13,110       6,898
                                            ----------  ----------
        Total deductions                     1,213,434     609,889
                                            ----------  ----------

Net realized and unrealized appreciation
  in fair value of investments (Note 3)        541,301     286,000
                                            ----------  ----------
        Increase in net assets                 262,680     642,897

NET ASSETS AVAILABLE FOR BENEFITS:
    Beginning of year                        2,673,442   2,030,545
                                            ----------  ----------

    End of year                             $2,936,122  $2,673,442
                                            ==========  ==========

                      (See Notes to Financial Statements)

                                ATGI 401(K) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 1995


NOTE 1 - DESCRIPTION OF THE PLAN

    GENERAL

        The ATGI 401(k) Plan (the "Plan") for employees of Alpha Technologies Group, Inc. and its subsidiaries, is a defined contribution profit sharing plan, established November 1, 1977. Effective April 19, 1995, the Plan name was changed from Synercom Technology, Inc. 401(k) Savings/Stock Purchase Plan to ATGI 401(k) Plan.

    ELIGIBILITY

        All employees are eligible to participate in the Plan without regard to minimum age or service requirements. The employee must be employed on the following entry dates in order to participate: February 1, May 1, August 1, or November 1.

    DISTRIBUTIONS

        A participant or his beneficiary shall be immediately vested upon death, retirement or termination of employment due to total and permanent disability. Normal retirement age under the Plan is age 59. Upon an employee's termination or retirement, the funds in his account are distributed in the form of an annuity, cash or stock.

        The statement of net assets available for benefits as of October 31, 1995 and 1994, includes amounts pending distribution to participants of $81,065 and $862,114, respectively. (See Note 9.)

        If a participant terminates employment prior to normal retirement age for any reason other than death or disability, his interest in Company contributions to the Plan for his benefit vests as follows:

                              Percent Of
                            Nonforfeitable
     Years Of Service          Interest
     ----------------       ---------------

      Less than one year                 0%
      One year                          20
      Two years                         40
      Three years                       60
      Four years                        80
      Five years                       100

                                ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1995


NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

    FORFEITURES

        When a participant's employment is terminated, any nonvested portion of a participant's account will be used to offset administrative fees, thus reducing future employer contributions. Forfeitures included in net assets available for benefits at October 31, 1995 and 1994, are $65,181 and $62,800, respectively.

    CONTRIBUTIONS

        The Plan agreement provides that the Company make a matching contribution equal to 50 percent of the participant's contribution, not to exceed 6 percent of the participant's compensation effective through August 31, 1994. Hence, the maximum Company contribution cannot exceed 3 percent of the participant's total compensation. Effective September 1, 1994, the matching contribution will be a discretionary amount to be determined in advance each month by the employer. For September 1994 through October 1995, the matching contribution was equal to 50 percent of the participant's contribution not to exceed 6 percent of the participant's compensation. The Company may also make a discretionary contribution as determined by the Board of Directors. No discretionary contribution was made for the fiscal years ended October 31, 1995 and 1994. Each participant's contribution is based upon a percentage of annual compensation which is determined by the individual and is limited to the lesser of 15 percent of the participant's compensation for the year, or $9,240, adjusted for cost-of-living pursuant to Section 402(g)(5) of the Internal Revenue Service Code. Each participant may also contribute up to 10 percent of total compensation on an after tax basis. The combined pretax and after tax contributions cannot exceed the Plan's limitations. Participants are at all times fully vested in their contributions and the appreciation or depreciation thereon.

    PARTICIPANT LOANS

        Plan participants may borrow Plan assets up to a maximum of the lesser of $50,000 or 50 percent of their vested account balance in the Plan. Loans are repaid in level installments for periods ranging up to five years and are secured by the participant's account to the extent of the principal amount of the loan plus accrued interest.

                                ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1995

NOTE 1 - DESCRIPTION OF THE PLAN (CONTINUED)

    TERMINATION OF THE PLAN

        Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan. Upon termination, employees would receive benefits based on their account balance accumulated to the date of termination of the Plan.

    INVESTMENT OF FUNDS

        There are five funds in which participants can invest contributions and where other amounts are credited to their accounts:

        Guaranteed Long-Term Account - A CIGNA fixed-income investment account that invests primarily in commercial mortgages and private and public bonds with an average life of 5.8 to 7.3 years.

        Guaranteed Short-Term Account - A CIGNA fixed-income investment account that invests primarily in Treasury securities, U.S. Government securities, certificates of deposit, time deposits, repurchase agreements and commercial paper issued by major domestic and foreign corporations.

        Stock Market Index Account - A CIGNA pooled stock market index account that is constructed to reflect the composition of the Standard and Poor's 500 index.

        ATGI Stock Fund - Maintains a brokerage account with Prudential Securities Incorporated and invests solely in the common stock of Alpha Technologies Group, Inc.

        Growth Opportunities Account - Effective November 1, 1993, the Plan added a CIGNA Separate Account - Growth Opportunities that invests in the Fidelity Advisor Growth Opportunities Fund. The fund seeks to provide capital growth by investing primarily in common stocks and securities convertible into common stock.

                                ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1995

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF ACCOUNTING

        The accounting records of ATGI 401(k) Plan are maintained on the cash basis; however, the financial statements have been prepared on the accrual basis of accounting.

    ADMINISTRATIVE EXPENSES

        Administrative expenses of the Plan are paid by the Plan. Forfeitures of any nonvested portion of a participant's account will be used to offset administrative fees.

    INVESTMENTS

        Pursuant to the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA, the Plan reports investments in the financial statements at current market value in accordance with generally accepted accounting principles. As of October 31, 1995, the ATGI Stock Fund is stated at aggregate current value based on quoted market prices for the last trading day of the Plan year. All other funds as of October 31, 1995 are stated at aggregate current value as determined by CIGNA.

    INCOME TAXES

        The Plan received a favorable determination letter dated February 27, 1995 from the Internal Revenue Service. Therefore, contributions to the Plan and earnings from its assets are not currently taxable to the Plan or its participants.

    ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

                                ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1995

NOTE 3 - INVESTMENTS

    During 1995 and 1994, the Plan's investments (including investments bought, sold, and held during the year) appreciated in value by $541,301 and $286,000, respectively, as follows:

                                                 1995      1994
                                               --------  --------

Alpha Technologies Group, Inc. Common Stock    $404,221  $258,953
CIGNA Stock Market Index Account                 37,984    13,826
Growth Opportunities Account                     99,096    13,221
                                               --------  --------

                                               $541,301  $286,000
                                               ========  ========

    Investments that represent 5 percent or more of the Plan's net assets at October 31, 1995 and 1994, are separately identified below:

                                                     Market Value
      Identity Of                               ----------------------
     Party Involved           Description           1995        1994
    ----------------      --------------------  ------------  --------

ATGI Stock Fund           Equity securities         $946,293  $654,795

CIGNA Growth
  Opportunities
  Account                 Capital appreciation
                          investment account         617,361   472,366

CIGNA Guaranteed Long-
  Term Account            Fixed-income
                          investment account         854,939   947,934

CIGNA Stock Market
  Index Account           Pooled stock market
                          index account              203,908   382,202

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1995

NOTE 4 - NET ASSETS AVAILABLE FOR BENEFITS

      The net assets available for benefits as of October 31, 1995 and 1994, consist of the following:


                                                              OCTOBER 31, 1995
                                     ------------------------------------------------------------------
                                                                          STOCK     GROWTH
                                        ATGI     GUARANTEED  GUARANTEED   MARKET    OPPOR-     TOTAL
                                       STOCK     SHORT-TERM  LONG-TERM    INDEX    TUNITIES     FOR
                                        FUND      ACCOUNT     ACCOUNT    ACCOUNT   ACCOUNT      PLAN
                                     ----------  ----------  ----------  --------  --------  ----------
   ASSETS
- ------------
INVESTMENTS:
INVESTMENTS, AT MARKET               $  946,293                          $203,908  $617,361  $1,767,562
INVESTMENTS, AT
  CONTRACT VALUE                                    $83,261  $  854,939                         938,200
PARTICIPANTS' LOANS                      12,561                  16,911              18,938      48,410
                                     ----------     -------  ----------  --------  --------  ----------
      TOTAL INVESTMENTS                 958,854      83,261     871,850   203,908   636,299   2,754,172
                                     ----------     -------  ----------  --------  --------  ----------

RECEIVABLES:

EMPLOYER CONTRIBUTIONS                   10,200       2,376       6,448     3,296     7,166      29,486
PARTICIPANTS'
  CONTRIBUTIONS                          28,159       7,257      26,318    12,893    25,569     100,196
ACCRUED INTEREST AND
  DIVIDENDS                                             290       7,021     6,038    11,224      24,573
                                     ----------     -------  ----------  --------  --------  ----------
      TOTAL RECEIVABLES                  38,359       9,923      39,787    22,227    43,959     154,255
                                     ----------     -------  ----------  --------  --------  ----------

CASH                                     52,724                                                  52,724
                                     ----------     -------  ----------  --------  --------  ----------
      TOTAL ASSETS                    1,049,937      93,184     911,637   226,135   680,258   2,961,151
                                     ----------     -------  ----------  --------  --------  ----------

    LIABILITIES
- ------------------
DUE TO PARTICIPANTS                       1,678                     317       215     3,811       6,021
ADMINISTRATIVE FEES
  PAYABLE                                                        19,008                          19,008
                                     ----------              ----------  --------  --------  ----------
      TOTAL LIABILITIES                   1,678                  19,325       215     3,811      25,029
                                     ----------     -------  ----------  --------  --------  ----------

      NET ASSETS AVAILABLE
        FOR BENEFITS                 $1,048,259     $93,184  $  892,312  $225,920  $676,447  $2,936,122
                                     ==========     =======  ==========  ========  ========  ==========

                                                                OCTOBER 31, 1994
                                    -------------------------------------------------------------------
                                                                          STOCK     GROWTH
                                        ATGI     GUARANTEED  GUARANTEED   MARKET    OPPOR-     TOTAL
                                       STOCK     SHORT-TERM  LONG-TERM    INDEX    TUNITIES     FOR
                                        FUND      ACCOUNT     ACCOUNT    ACCOUNT   ACCOUNT      PLAN
                                     ----------  ----------  ----------  --------  --------  ----------

     ASSETS
- ---------------
INVESTMENTS:
INVESTMENTS, AT MARKET               $  654,795                          $382,202  $472,366  $1,509,363
INVESTMENTS, AT
  CONTRACT VALUE                                    $78,925  $  947,934                       1,026,859
PARTICIPANTS' LOANS                       1,818                  58,033       254    21,047      81,152
                                     ----------     -------  ----------  --------  --------  ----------
      TOTAL INVESTMENTS                 656,613      78,925   1,005,967   382,456   493,413   2,617,374
                                     ----------     -------  ----------  --------  --------  ----------

RECEIVABLES:

EMPLOYER CONTRIBUTIONS                    2,211         485       2,558       384     5,578      11,216
PARTICIPANTS'
  CONTRIBUTIONS                           6,986       1,436       6,626     2,981    18,013      36,042
                                     ----------     -------  ----------  --------  --------  ----------
      TOTAL RECEIVABLES                   9,197       1,921       9,184     3,365    23,591      47,258
                                     ----------     -------  ----------  --------  --------  ----------

CASH                                     11,635                                                  11,635
                                     ----------     -------  ----------  --------  --------  ----------
      TOTAL ASSETS                      677,445      80,846   1,015,151   385,821   517,004   2,676,267
                                     ----------     -------  ----------  --------  --------  ----------

    LIABILITIES
- -------------------
ADMINISTRATIVE FEES
  PAYABLE                                                         2,825                           2,825
                                                             ----------                      ----------
      TOTAL LIABILITIES                                           2,825                           2,825
                                     ----------     -------  ----------  --------  --------  ----------

      NET ASSETS AVAILABLE
        FOR BENEFITS                 $  677,445     $80,846  $1,012,326  $385,821  $517,004  $2,673,442
                                     ==========     =======  ==========  ========  ========  ==========

                               ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               OCTOBER 31, 1995

NOTE 5 - CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

          Changes in net assets available for benefits for the years ended October 31, 1995 and 1994, consist of the following:


                                                        OCTOBER 31, 1995
                             -----------------------------------------------------------------------
                                                                     STOCK      GROWTH
                                ATGI     GUARANTEED   GUARANTEED     MARKET     OPPOR-      TOTAL
                               STOCK     SHORT-TERM    LONG-TERM     INDEX     TUNITIES      FOR
                                FUND       ACCOUNT      ACCOUNT     ACCOUNT     ACCOUNT      PLAN
                             ----------  -----------  -----------  ----------  ---------  ----------
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:

CONTRIBUTIONS (BOTH
  EMPLOYEE AND EMPLOYER)     $  264,375     $52,974   $  225,790   $  60,516   $282,202   $  885,857
INTEREST AND DIVIDEND
  INCOME                            983       2,499       43,943                  1,531       48,956
TRANSFERS AMONG FUNDS            50,023      (2,760)      16,647      (3,720)   (60,190)
                             ----------     -------   ----------   ---------   --------   ----------
      TOTAL ADDITIONS           315,381      52,713      286,380      56,796    223,543      934,813
                             ----------     -------   ----------   ---------   --------   ----------

DEDUCTIONS FROM NET
  ASSETS ATTRIBUTED TO:

BENEFIT PAYMENTS                344,580      40,375      395,497     254,466    159,385    1,194,303
NONDISCRIMINATORY REFUNDS         1,678                      317         215      3,811        6,021
ADMINISTRATIVE EXPENSES           2,530                   10,580                              13,110
                             ----------     -------   ----------   ---------   --------   ----------
      TOTAL DEDUCTIONS          348,788      40,375      406,394     254,681    163,196    1,213,434
                             ----------     -------   ----------   ---------   --------   ----------

NET REALIZED AND UNREAL-
  IZED APPRECIATION
  IN FAIR VALUE OF
  INVESTMENTS                   404,221                               37,984     99,096      541,301
                             ----------     -------   ----------   ---------   --------   ----------
      INCREASE (DECREASE)
        IN NET ASSETS           370,814      12,338     (120,014)   (159,901)   159,443      262,680

NET ASSETS AVAILABLE
  FOR BENEFITS:

BEGINNING OF YEAR               677,445      80,846    1,012,326     385,821    517,004    2,673,442
                             ----------     -------   ----------   ---------   --------   ----------

END OF YEAR                  $1,048,259     $93,184   $  892,312   $ 225,920   $676,447   $2,936,122
                             ==========     =======   ==========   =========   ========   ==========


                                                         OCTOBER 31, 1994
                             -----------------------------------------------------------------------
                                                                     STOCK      GROWTH
                                ATGI     GUARANTEED   GUARANTEED    MARKET      OPPOR-      TOTAL
                               STOCK     SHORT-TERM   LONG-TERM      INDEX     TUNITIES      FOR
                                FUND      ACCOUNT      ACCOUNT       ACCOUNT    ACCOUNT       PLAN
                             ----------  ----------   ----------   ---------   --------   ----------
ADDITIONS TO NET ASSETS
  ATTRIBUTED TO:
CONTRIBUTIONS (BOTH
  EMPLOYEE AND EMPLOYER)     $  147,744     $35,036   $  225,122   $  78,227   $420,974   $  907,103
INTEREST AND DIVIDEND
  INCOME                            117       2,646       55,020       1,243        657       59,683
TRANSFERS AMONG FUNDS             8,791      (9,882)     (67,399)    (47,931)   116,421
                             ----------     -------   ----------   ---------   --------   ----------
      TOTAL ADDITIONS           156,652      27,800      212,743      31,539    538,052      966,786
                             ----------     -------   ----------   ---------   --------   ----------

DEDUCTIONS FROM NET
  ASSETS ATTRIBUTED TO:

BENEFIT PAYMENTS                121,903      17,936      252,427     176,456     34,269      602,991
ADMINISTRATIVE EXPENSES                                    6,887          11                   6,898
                             ----------     -------   ----------   ---------   --------   ----------
      TOTAL DEDUCTIONS          121,903      17,936      259,314     176,467     34,269      609,889
                             ----------     -------   ----------   ---------   --------   ----------

NET REALIZED AND UNREAL-
  IZED APPRECIATION
  IN FAIR VALUE OF
  INVESTMENTS                   258,953                               13,826     13,221      286,000
                             ----------     -------   ----------   ---------   --------   ----------
      INCREASE (DECREASE)
        IN NET ASSETS           293,702       9,864      (46,571)   (131,102)   517,004      642,897

NET ASSETS AVAILABLE
  FOR BENEFITS:

BEGINNING OF YEAR               383,743      70,982    1,058,897     516,923               2,030,545
                             ----------     -------   ----------   ---------   --------   ----------

END OF YEAR                  $  677,445     $80,846   $1,012,326   $ 385,821   $517,004   $2,673,442
                             ==========     =======   ==========   =========   ========   ==========


                                ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1995

NOTE 6 - PARTIAL TERMINATION

    During the year ended October 31, 1994, the Company had a significant reduction in eligible participants due to the sale of a division. Pursuant to Internal Revenue Code Section 411(d), if a company has a 20 percent or greater reduction in eligible participants due to involuntary terminations, the affected participants become 100 percent vested in their account balances. Accordingly, the participants affected by the sale of the division became 100 percent vested in their account balances.

NOTE 7 - EXCESS DEFERRALS DUE TO PARTICIPANTS

    The Tax Reform Act of 1986 provides that plans such as ATGI 401(k) Plan cannot discriminate in favor of highly compensated individuals. As a result, for the Plan year ended October 31, 1995, certain highly compensated individuals received refunds of contributions in excess of Internal Revenue Code 401(k) limits and all earnings attributable to such contributions. Excess deferrals of $6,021 for the year ended October 31, 1995 are reflected as "due to participants" on the statement of net assets available for benefits.

NOTE 8 - CONTRACT WITH INSURANCE COMPANY

    The Plan holds a deposit administration contract with CIGNA. The Guaranteed Long-Term (GLT) Fund and the Guaranteed Short-Term (GST) Fund are unallocated funds. The GLT account maintains a variable annualized rate which was 6.00 percent for the Plan year ended October 31, 1995. The GST maintains a variable monthly rate which was 5.45 percent annualized at October 31, 1995.

                                ATGI 401(K) PLAN
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                OCTOBER 31, 1995

NOTE 9 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

    The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 for the years ended October 31, 1995 and 1994:


                                                 1995         1994
                                              -----------  -----------

Net assets available for benefits
  per the financial statements                $2,936,122   $2,673,442
Amounts allocated to withdrawing
  participants                                   (81,065)    (862,114)
                                              ----------   ----------

         Net assets available for benefits
           per the Form 5500                  $2,855,057   $1,811,328
                                              ==========   ==========

    The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 for the year ended October 31, 1995:


Benefits paid to participants
  per the financial statements             $1,194,303
Add:  Amounts allocated to withdrawing
  participants at October 31, 1995             81,065
Less:  Amounts allocated to withdrawing
  participants at October 31, 1994           (862,114)
                                           ----------

         Benefits paid to participants
           per the Form 5500               $  413,254
                                           ==========

    Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to October 31, but not yet paid as of that date.

                                 EXHIBIT INDEX

                                                            Sequentially
Exhibit                                                       Numbered
Number     Description of Exhibit                               Page


1          Consent of Melton & Melton, L.L.P.

                                                                       Exhibit 1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       As independent public accountants, we hereby consent to the incorporation by reference of our report included in this Form 11-K, into the Company's Form S-8 Registration Statements filed on January 29, 1987 (Reg. No. 33-11627); September 28, 1987 (Reg. No. 33-17359); March 17, 1988 (Reg. No. 33-20706); June
30, 1989 (Reg. No. 33-29636); and June 23, 1992 (Reg. No. 33-48663).



Houston, Texas
January 12, 1996                             Melton & Melton, L.L.P.